Exhibit 99.1

CONTACT:	Kim Rudd

Executive Assistant

(585) 784-3324

Investors and Media: Melanie Dambre

FTI Consulting

(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. SIGNS A DEFINITIVE AGREEMENT TO ACQUIRE CALIFORNIA-BASED

CERTIFIED TIRE & SERVICE CENTERS, INC.

Acquisition Represents Entry Into a New Geographic Region, Adding $45 Million in Expected Annualized Sales

ROCHESTER, N.Y. – March 21, 2019 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that it has signed a definitive agreement to acquire California-based Certified Tire & Service Centers, Inc.

The acquisition includes Certified Tire’s 40 retail stores located in San Francisco, San Diego and Los Angeles, California and one distribution center located in Riverside, California. The acquisition represents entry into a new state for Monro and expands the Company’s geographic footprint to the West Coast. Monro will continue to operate all of Certified Tire’s locations.

Brett Ponton, President and Chief Executive Officer of Monro said, “We are thrilled to announce this acquisition, which provides us with a strong platform for further expansion into a dynamic and attractive region. The diversification of our geographic footprint in California represents a key milestone in the execution of our growth strategy, and we look forward to capitalizing on future opportunities in this market. We believe that the continued execution of our Monro.Forward initiatives will position us to more effectively and efficiently integrate this and other acquisitions, creating long-term shareholder value. Importantly, we would like to extend a warm welcome to the Certified Tire team who will be joining Monro.”

Jeff Darrow, President of Certified Tire, stated, “As Certified Tire has expanded its footprint throughout California, our priority has always been providing superior tire and automotive service to our valued customers. We are pleased to join the Monro family, which shares these core values and is committed to expansion and growth in our geography. I’m thrilled for what the partnership with Monro means for our exceptional employees and am proud to have selected an acquirer that will sustain the level of service that customers have come to expect from Certified Tire.”

The transaction is expected to close in the first quarter of fiscal 2020, and add approximately $45 million in annualized sales, representing a sales mix of 70% service and 30% tires. On a combined basis, acquisitions completed and announced to date in fiscal 2019 represent an expected total of $132 million in annualized sales.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,197 Company-operated stores, 98 franchised locations, eight wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 28 states, serving the MidAtlantic and New England regions and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.